Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Dean W. Rivest
October 29, 2025	(610) 524-7272

PRESS RELEASE

“Omega Flex, Inc. Announces Third Quarter 2025 Earnings”

	OMEGA FLEX, INC. (OFLX)
	Nine Months Ended September 30,		Three Months Ended September 30,
	2025	2024	2025	2024

Net Sales	$73,089,000	$74,716,000	$24,234,000	$24,880,000

Net Income attributable to Omega Flex, Inc.	$11,412,000	$13,332,000	$3,688,000	$4,617,000

Earnings Per Share – Basic and Diluted	$1.13	$1.32	$0.37	$0.46

Weighted Average Shares – Basic and Diluted	10,094,322	10,094,322	10,094,322	10,094,322

Dean W. Rivest, CEO, announced that net sales of Omega Flex, Inc. (the “Company”) for the first nine months of 2025 and 2024 were $73,089,000 and $74,716,000, respectively, decreasing $1,627,000 or 2.2%. Net Sales for the three months ended September 30, 2025 were 2.6% lower than the third quarter of 2024.

Net income for the first nine months of 2025 was $11,412,000, compared to $13,332,000 for the first nine months of 2024, decreasing $1,920,000 or 14.4%. Net income for the third quarter of 2025 was 20.1% below the same period in 2024.

The decrease in net sales and net income was mainly due to lower sales unit volumes as the residential housing market continues to be challenged, among other factors, by higher construction costs and sales prices.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This press release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict and may be beyond the ability of Omega Flex to control. Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform act of 1995 that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance, or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this press release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions, or circumstances.